EXHIBIT 99.1

MARTIN MARIETTA REPORTS

FOURTH QUARTER AND FULL YEAR 2018 RESULTS

COMPANY ACHIEVED FULL-YEAR RECORD REVENUES AND EBITDA

2018 Shipments and Pricing Improved for Aggregates, Cement and Ready Mixed Concrete

Magnesia Specialties Business Posted Record Revenues and Profitability

Growth in Company’s Top Ten States Expected to Outperform the Nation in 2019;

Guidance Reaffirmed for Mid-Single-Digit Growth in 2019 Aggregates Shipments and Pricing

RALEIGH, N.C. (February 12, 2019) – Martin Marietta Materials, Inc. (NYSE:MLM) today reported results for the fourth quarter and year ended December 31, 2018.

Highlights include:

	Quarter Ended December 31,		Year Ended December 31
($ in thousands, except per share)	2018	2017	2018	2017
Total revenues [1]	$1,020,218	$970,478	$4,244,265	$3,965,594
Products and services revenues [2]	$956,051	$911,831	$3,980,351	$3,723,478
Building Materials business	$888,805	$849,027	$3,711,715	$3,470,756
Magnesia Specialties business	$67,246	$62,804	$268,636	$252,722
Gross profit	$227,284	$259,102	$966,577	$971,940
Adjusted gross profit [3]	$227,506	$259,102	$985,315	$971,940
Earnings from operations	$147,041	$183,413	$690,737	$700,381
Adjusted earnings from operations [4]	$159,542	$188,733	$741,792	$709,019
Net earnings attributable to Martin Marietta [5]	$94,378	$377,182	$469,998	$713,342
Adjusted EBITDA [6]	$251,850	$267,747	$1,103,765	$1,013,017
Earnings per diluted share [5,7]	$1.50	$5.95	$7.43	$11.25

[1]	Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
[2]

Products and services revenues include the sales of aggregates, cement, ready mixed concrete, asphalt and Magnesia Specialties products, and paving services to customers, and exclude related freight revenues.

[3]

Adjusted gross profit excludes an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting.  See appendix to this earnings release for a reconciliation to reported gross profit under generally accepted accounting principles (GAAP).

[4]

2018 fourth-quarter and full-year adjusted earnings from operations exclude an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting; asset and portfolio rationalization charges; and acquisition-related expenses, net.  2017 fourth-quarter and full-year adjusted earnings from operations exclude acquisition-related expenses.  See appendix to this earnings release for a reconciliation to reported earnings from operations under GAAP.

5	2017 fourth-quarter and full-year results include a one-time, non-cash benefit of $258.1 million, or $4.07 per diluted share, resulting from the Tax Cuts and Jobs Act of 2017 (2017 Tax Act).
[6]	Adjusted EBITDA is a non-GAAP financial measure. See appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.
[7]

2018 full-year earnings per diluted share includes a loss of $0.22 per diluted share for the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting; a loss of $0.23 per diluted share for asset and portfolio rationalization charges; and a loss of $0.20 per diluted share for acquisition-related expenses, net.  2017 full-year earnings per diluted share includes a loss of $0.10 per diluted share for acquisition-related expenses.

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Ward Nye, Chairman, President and CEO of Martin Marietta, stated, “Our industry-leading safety and record financial performance in 2018 can be best summarized as challenges faced and challenges met. We produced record results for the seventh consecutive year and concluded 2018 with the best heritage safety performance in our Company’s history. These accomplishments demonstrate our commitment to operational excellence and the successful execution of our strategic plan.  Full-year revenues increased 7 percent to a record $4.2 billion and adjusted EBITDA (Earnings Before Interest, Taxes, and Depreciation and Amortization) increased 9 percent to an all-time high of $1.1 billion, driven by a modest improvement in heritage Building Materials shipments, solid pricing gains and value-enhancing acquisitions.  We also delivered record net earnings and earnings per diluted share (after adjusting for the one-time benefit in 2017 of the 2017 Tax Act on earnings metrics) for the full year.

“Even more noteworthy, we extended our lengthy history of record performance without meaningful shipment growth from our heritage Building Materials business. Weather, contractor capacity and logistics disruptions challenged both our Company and the industry throughout the year, resulting in aggregates volumes, on a comparable basis, that remained only modestly above 2010 trough levels. Our proven ability to successfully manage short-term external disruptions makes us highly optimistic about our business and ability to achieve both continued profitability growth and shareholder value creation in 2019 and beyond.

“Looking ahead, we expect 2019 to be another record year for Martin Marietta.  The fundamentals of our business and underlying demand trends remain strong across our geographic footprint.  We believe the combination of continued private-sector strength and the long-awaited arrival of increased public-sector activity in our key geographies will drive shipment, pricing and profitability growth in 2019.  Leading employment and population growth across the Sunbelt should continue to bolster private-sector construction activity.  Further, after a decade of underinvestment, infrastructure activity is poised for meaningful growth as evidenced by an acceleration in public lettings and contract awards in our key states of Texas, Colorado, North Carolina, Georgia and Florida.  These trends, combined with an improved pricing outlook, underscore the strength of our markets and the near-term growth trajectory of our business.”

Mr. Nye concluded, “We are confident in Martin Marietta’s outlook given our leading market positions, disciplined pricing strategy and proven execution of our strategic plan. For 2019, we anticipate construction growth in our key regions to outpace the nation as a whole, driven by attractive employment growth, population trends and favorable momentum from state Departments of Transportation. Additionally, widespread customer optimism and growing contractor backlogs support increased demand for our construction materials.  With both the ability and capacity to meet future market demand, Martin Marietta remains committed to world-class attributes across our business - including safety, efficiency and operational excellence – and is well-positioned to deliver enhanced long-term value for our shareholders.”

Mr. Nye’s CEO Commentary and Market Perspective can be found on the Investor Relations section of the Company’s website.

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Fourth-Quarter Operating Results

(All comparisons are versus the prior-year quarter unless noted otherwise)

	Quarter ended December 31, 2018
($ in thousands)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$577,549	$146,133	25.3%
Cement	87,277	28,631	32.8%
Ready mixed concrete	213,346	7,950	3.7%
Asphalt and paving	69,190	16,438	23.8%
Less: interproduct revenues	(58,557)	-	-
Products and services	888,805	199,152	22.4%
Freight	59,438	(173)	NM
Total Building Materials business	948,243	198,979	21.0%
Magnesia Specialties business:
Products and services	67,246	26,151	38.9%
Freight	4,729	(944)	NM
Total Magnesia Specialties business	71,975	25,207	35.0%
Corporate	-	3,098	NM
Total	$1,020,218	$227,284	22.3%

	Quarter ended December 31, 2017
($ in thousands)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$515,646	$160,637	31.2%
Cement	90,272	29,413	32.6%
Ready mixed concrete	231,566	21,103	9.1%
Asphalt and paving	76,918	20,248	26.3%
Less: interproduct revenues	(65,375)	-	-
Products and services	849,027	231,401	27.3%
Freight	53,970	562	NM
Total Building Materials business	902,997	231,963	25.7%
Magnesia Specialties business:
Products and services	62,804	24,625	39.2%
Freight	4,677	(1,075)	NM
Total Magnesia Specialties business	67,481	23,550	34.9%
Corporate	-	3,589	NM
Total	$970,478	$259,102	26.7%

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Building Materials Business

Unfavorable weather persisted across the Company’s geographic footprint and dampened construction activity during an already seasonally-restricted quarter.  Texas, the Company’s largest state by revenues, experienced its wettest October in history, while several southeastern states endured extreme precipitation in the form of both rainfall and snow as well as cold temperatures. These temporary disruptions adversely impacted the Company’s shipping and production levels, as well as its cost structure.  Extreme weather conditions, particularly during periods of robust demand, led to days of low production followed by days of high production as customers accelerate work when weather permits, all of which results in downward pressure on the Company’s operating leverage.

Aggregates

Fourth-quarter heritage aggregates pricing improved 2.3 percent and shipments declined slightly.  Excluding the fourth-quarter 2017 shipments from the Company’s Forsyth, Georgia quarry that was divested in April 2018, fourth-quarter 2018 heritage aggregates volume improved 0.5 percent.

♦

Shipments for the Mid-America Group heritage operations increased 1.6 percent, driven by heavy industrial projects in the Mideast Division.  These gains were offset by weather-related delays in several large public and private construction projects in the Carolinas.  Heritage pricing improved 2.1 percent.

♦

Shipments for the Southeast Group heritage operations, as reported, decreased 3.2 percent; excluding fourth-quarter 2017 shipments from the Forsyth, Georgia quarry, these shipments increased 1.9 percent.  Weather hindered construction activity in Georgia and Florida.  Heritage pricing improved 7.4 percent, driven by strong gains in North Georgia and a higher percentage of long-haul shipments.

♦

West Group shipments declined 1.2 percent, driven by Texas’ record October rainfall, as well as project delays in Colorado. West Group pricing improved 0.5 percent, reflecting robust pricing in Colorado that was partially offset by product mix in Texas.

Martin Marietta’s fourth-quarter heritage aggregates shipments by end use are as follows (all comparisons are versus the prior-year quarter):

Infrastructure Market

♦

Aggregates shipments to the infrastructure market decreased 5 percent, as large public projects in North Carolina, South Carolina and Texas were delayed by weather. Public construction projects, once awarded, are seen through to completion. Thus, delays from weather or other factors typically serve to extend the duration of the construction cycle for the Company’s single largest end-use market. The Company is encouraged by the acceleration of state lettings and contract awards in key states, including Texas, Colorado, North Carolina, Georgia and Florida. As state Departments of Transportation (DOTs) and contractors continue to address labor constraints and the broader industry benefits from further regulatory reform, management remains confident that infrastructure demand will continue to improve, driven by funding provided by the Fixing America’s Surface Transportation Act (FAST Act) and numerous state and local transportation initiatives. Aggregates shipments to the infrastructure market comprised 36 percent of fourth-quarter aggregates volumes. For the full year, the infrastructure market represented 39 percent of aggregates shipments, remaining below the Company’s most recent ten-year average of 46 percent.

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Nonresidential Market

♦

Aggregates shipments to the nonresidential market increased 18 percent, driven by both commercial and heavy industrial construction activity.  The Company continues to benefit from robust distribution center, warehouse, data center and wind turbine projects in key geographies.  Notably, the Mideast Division, which experienced favorable weather during the quarter, reported double-digit volume growth as it continued to ship to the Mountaineer Xpress Pipeline project in West Virginia.  The nonresidential market represented 36 percent of fourth-quarter aggregates shipments.

Residential Market

♦

Aggregates shipments to the residential market declined 10 percent stemming from weather delays. Importantly, Florida, Texas, Colorado, North Carolina, South Carolina and Georgia, six of the Company’s key states, were ranked in the top ten nationally for growth in single-family housing unit starts for the trailing twelve months ended November 30, 2018.  The residential construction outlook across the Company’s geographic footprint remains positive for both single- and multi-family housing, driven by favorable demographics, job growth, land availability, steady interest rates and efficient permitting.  The residential market accounted for 21 percent of fourth-quarter aggregates shipments.

ChemRock/Rail Market

♦

The ChemRock/Rail market accounted for the remaining 7 percent of fourth-quarter aggregates shipments.  Volumes to this sector decreased 17 percent, driven by reduced agricultural lime shipments from weather-delayed corn and soybean harvests and a depressed farm economy.  Ballast shipments declined due to lower maintenance spending by Class I railroads.

Aggregates product gross margin decreased 590 basis points to 25.3 percent, reflecting higher costs for production personnel, diesel, rail freight and depreciation combined with a lower inventory build.

Acquired operations shipped 4.4 million tons at selling prices that are 10 percent to 15 percent below the Company’s average, but in line with management’s expectations.  Synergy realization has exceeded the Company’s expectations.

Cement

Cement product revenues for the fourth quarter decreased 3.3 percent as pricing growth of 2.6 percent was offset by a 5.9 percent volume decline. Fourth-quarter shipments reflect record precipitation in Texas, particularly in Dallas/Fort Worth.  Lower kiln outage costs and a higher inventory build offset increased costs for natural gas, freight and raw materials, resulting in a product gross margin of 32.8 percent, an improvement of 20 basis points.

Downstream businesses

Ready mixed concrete shipments decreased 10.9 percent, primarily driven by weather headwinds in Texas, and pricing improved 3.2 percent.  Hot mixed asphalt shipments declined 12.7 percent, reflective of the prior-year quarter that benefited from unseasonably mild weather.  Asphalt pricing improved 1.9 percent.

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Magnesia Specialties Business

Magnesia Specialties product revenues increased 7.1 percent to a fourth-quarter record of $67.2 million, reflecting growth in both the chemicals and lime businesses. Higher costs for energy and repairs contributed to a 30-basis-point reduction in fourth-quarter product gross margin to 38.9 percent.

Consolidated

Other operating expenses, net, included an $11.7 million non-cash, pretax charge for asset and portfolio rationalization costs related to the Company’s Southwest ready mixed concrete business.

Liquidity and Capital Resources

Cash provided by operating activities was $705.1 million in 2018 compared with $657.6 million in 2017.

Cash paid for property, plant and equipment additions was $376.0 million, as the Company continues to prudently deploy capital into the business.

At December 31, 2018, the Company’s ratio of consolidated net debt-to-consolidated EBITDA, as defined in the applicable credit agreement, for the trailing twelve months was 2.76 times.

Commitment to Enhance Long-Term Shareholder Value

Martin Marietta is dedicated to disciplined capital allocation that preserves the Company’s financial flexibility and further enhances shareholder value. The Company’s capital allocation priorities remain unchanged and include value-enhancing acquisitions that promote the successful execution of the Company’s strategic growth plan, organic capital investment, and the return of cash to shareholders through a meaningful and sustainable dividend and share repurchases.

The Company has returned $1.4 billion to shareholders, in the form of dividend payments and share repurchases, since announcing a 20 million share repurchase authorization in February 2015. During the fourth quarter of 2018, the Company repurchased 217,000 shares of common stock pursuant to its share repurchase authorization. As of December 31, 2018, 14.1 million shares remained under the current repurchase authorization and 62.5 million shares of Martin Marietta common stock were outstanding.

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Outlook for 2019

Martin Marietta is confident in its 2019 outlook. The Company’s geographic footprint has attractive underlying market fundamentals, including notable employment gains, population growth and superior state fiscal health – all attributes that promote steady and sustainable construction growth for the foreseeable future.  Supported by third-party forecasts, Martin Marietta believes the current construction cycle will expand further in 2019 for each of the Company’s three primary construction end-use markets. Notably:

♦

Infrastructure construction activity, particularly for aggregates-intensive highways and streets, should benefit from recent accelerations in state lettings and contract awards in key Martin Marietta states, continued FAST Act funding and regulatory reform allowing for reduced permitting time for large projects. Importantly, the partial federal government shutdown did not meaningfully delay awarded contracts and construction spending as the FAST Act, and not the federal general fund, supports federal transportation programs. Additionally, state and local initiatives that support infrastructure funding, including gas tax increases, bond programs and other ballot initiatives, will continue to play an expanded role in public-sector activity as they garner voter approval at historically high levels. Further, third-party forecasts also support increased infrastructure investment in 2019 and beyond.

♦

Nonresidential construction activity should increase in both the commercial and heavy industrial sectors for the next several years across many of the Company’s key markets. Both the Architectural Billings Index and Dodge Momentum Index suggest commercial and institutional construction activity will remain healthy throughout 2019.  Continued federal regulatory approvals should notably contribute to increased aggregates consumption from the next wave of large energy-sector projects, particularly along the Gulf Coast. To date, management has not seen a slowdown in the regulatory permitting and investing decisions for these projects despite the recent pullback in oil prices.  Construction activity for these projects is expected to begin in earnest in 2019 and continue for several years thereafter.

♦

Residential construction should continue to grow. While mortgage rate increases temporarily paused new residential construction, now stabilized, the residential market is expected to adapt and further strengthen.  Housing starts remain below the 50-year average of 1.5 million annual starts despite notable population gains. Further, management believes a shortage of single-family housing units exists, particularly for entry-level homes; a need the homebuilding industry is now beginning to address. Martin Marietta’s leading positions in southeastern and southwestern states offer superior opportunities for gains in single-family housing driven by a multitude of factors, such as affordable land, lower taxes and fewer regulatory barriers. Continued strength in residential construction supports future infrastructure and nonresidential activity.

Specifically:

♦	Aggregates shipments by end-use market compared with 2018 levels are as follows:
•	Infrastructure shipments to increase in the high-single digits.
•	Nonresidential shipments to increase in the mid- to high-single digits.
•	Residential shipments to increase in the mid-single digits.
•	ChemRock/Rail shipments to be up slightly.

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2019 GUIDANCE
($ and tons in thousands, except per ton)	Low *	High *
Consolidated
Total revenues [1]	$4,480,000	$4,680,000
Products and services revenues	$4,230,000	$4,380,000
Freight revenues	$250,000	$300,000
Gross profit	$1,110,000	$1,210,000

Selling, general and administrative expenses (SG&A)	$300,000	$310,000
Interest expense	$130,000	$140,000
Estimated tax rate (excluding discrete events)	20%	22%
Net earnings attributable to Martin Marietta	$520,000	$620,000
Adjusted EBITDA [3]	$1,170,000	$1,280,000
Capital expenditures	$350,000	$400,000

Building Materials Business
Aggregates
Volume (total tons) [4]	180,000	185,000
% growth [4]	6.0%	8.0%
Average selling price per ton (ASP)	$14.15	$14.40
% growth [5]	3.0%	5.0%
Total revenues	$2,800,000	$2,910,000
Products and services revenues	$2,590,000	$2,650,000
Freight revenues	$210,000	$260,000
Gross profit	$755,000	$810,000

Cement
Total revenues	$420,000	$450,000
Products and services revenues	$400,000	$430,000
Freight revenues	$20,000	$20,000
Gross profit	$130,000	$150,000

Ready Mixed Concrete and Asphalt and Paving
Products and services revenues	$1,240,000	$1,310,000
Gross profit	$130,000	$150,000

Magnesia Specialties Business
Total revenues	$290,000	$300,000
Products and services revenues	$270,000	$280,000
Freight revenues	$20,000	$20,000
Gross profit	$100,000	$105,000

*  Guidance range represents the low end and high end of the respective line items provided above.

[1]	2019 consolidated total revenues exclude $270 million to $290 million related to estimated interproduct sales.
[2]	EBITDA is a non-GAAP financial measure. See appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.
[3]

Represents 2019 total aggregates volumes, which includes approximately 10.9 million internal tons. Volume growth ranges are in comparison with total volumes of 170.8 million tons for the full year 2018, which included 10.6 million internal tons and 0.3 million tons from the Company’s Forsyth, Georgia, quarry that was divested in April 2018.

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[4]	ASP growth range is in comparison with ASP of $13.71 per ton for the full year 2018.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with GAAP.  Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying appendix to this earnings release.

Conference Call Information

The Company will discuss its fourth-quarter and full-year 2018 earnings results on a conference call and an online web simulcast today (February 12, 2019). The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. Additionally, the Company has posted supplemental information related to its fourth-quarter and full-year performance on its website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 6094308.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 27 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

MLM-E.

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If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year.  The Company’s recent proxy statement for the annual meeting of shareholders also contains important information.  These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov.  You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results.  These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, give the investor the Company’s expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate only to historical or current facts.  They may use words such as “anticipate”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance.  Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

The Company’s outlook is subject to various risks and uncertainties, and is based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this press release (including the outlook) include, but are not limited to: the performance of the United States economy; shipment declines resulting from economic events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal, state or local transportation or infrastructure projects funding, most particularly in Texas, North Carolina, Iowa, Colorado, Georgia and Maryland; the United States Congress’ inability to reach agreement among themselves or with the current Administration on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a decline in energy-related construction activity  resulting from a sustained period of low global oil prices or changes in oil production patterns in response to this decline, particularly in Texas; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean and Gulf Coast hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply‐chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, North Carolina and the Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products;  a trade dispute with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business that is running at capacity; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company;  the possibility that the expected synergies from acquisitions will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate;  violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; continued downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; reduction of the Company’s credit rating to non-investment grade; and other risk factors listed from time to time found in the Company’s filings with the SEC.

You should consider these forward-looking statements in light of risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2017, our Current Report on Form 8-K filed on March 16, 2018 and other periodic filings made with the SEC.  All of our forward-looking statements should be considered in light of these factors.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements, or adversely affect or be material to the Company.  The Company assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Products and services revenues	$956,051	$911,831	$3,980,351	$3,723,478
Freight revenues	64,167	58,647	263,914	242,116
Total revenues	1,020,218	970,478	4,244,265	3,965,594

Cost of revenues - products and services	727,650	652,215	3,009,810	2,749,488
Cost of revenues - freight	65,284	59,161	267,878	244,166
Total cost of revenues	792,934	711,376	3,277,688	2,993,654
Gross Profit	227,284	259,102	966,577	971,940

Selling general & administrative expenses	70,922	67,001	280,554	262,128
Acquisition-related expenses, net	554	5,320	13,479	8,638
Other operating expenses and (income), net	8,767	3,368	(18,193)	793
Earnings from operations	147,041	183,413	690,737	700,381

Interest expense	33,542	23,449	137,069	91,487
Other nonoperating income, net	(2,539)	(3,600)	(22,413)	(10,034)
Earnings before income tax expense	116,038	163,564	576,081	618,928
Income tax expense (benefit)	21,557	(213,734)	105,705	(94,457)
Consolidated net earnings	94,481	377,298	470,376	713,385
Less: Net earnings attributable to noncontrolling interests	103	116	378	43
Net Earnings Attributable to Martin Marietta Materials, Inc.	$94,378	$377,182	$469,998	$713,342

Net earnings per common share attributable to common shareholders:
Basic	$1.50	$5.98	$7.46	$11.30
Diluted	$1.50	$5.95	$7.43	$11.25

Dividends per common share	$0.48	$0.44	$1.84	$1.72

Average number of common shares outstanding:
Basic	62,672	62,907	62,895	62,932
Diluted	62,918	63,213	63,147	63,217

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Total revenues:
Building Materials Business:
Mid-America Group	$316,857	$264,936	$1,223,236	$1,053,326
Southeast Group	104,633	85,081	423,382	362,555
West Group	526,753	552,980	2,309,924	2,279,723
Total Building Materials Business	948,243	902,997	3,956,542	3,695,604
Magnesia Specialties	71,975	67,481	287,723	269,990
Total	$1,020,218	$970,478	$4,244,265	$3,965,594

Gross profit (loss):
Building Materials Business:
Mid-America Group	$96,458	$92,616	$366,918	$335,394
Southeast Group	20,262	23,019	77,193	74,642
West Group	82,259	116,328	416,212	465,596
Total Building Materials Business	198,979	231,963	860,323	875,632
Magnesia Specialties	25,207	23,550	98,682	89,398
Corporate	3,098	3,589	7,572	6,910
Total	$227,284	$259,102	$966,577	$971,940

Selling, general and administrative expenses:
Building Materials Business:
Mid-America Group	$14,516	$14,002	$55,775	$53,937
Southeast Group	5,037	4,249	18,727	17,144
West Group	27,721	26,984	107,613	102,650
Total Building Materials Business	47,274	45,235	182,115	173,731
Magnesia Specialties	2,487	2,391	9,999	9,537
Corporate	21,161	19,375	88,440	78,860
Total	$70,922	$67,001	$280,554	$262,128

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Earnings (Loss) from operations:
Building Materials Business:
Mid-America Group	$83,918	$79,849	$319,139	$284,789
Southeast Group	15,377	18,907	75,840	61,238
West Group	45,915	90,298	295,801	360,544
Total Building Materials Business	145,210	189,054	690,780	706,571
Magnesia Specialties	22,196	20,842	88,063	79,431
Corporate	(20,365)	(26,483)	(88,106)	(85,621)
Total	$147,041	$183,413	$690,737	$700,381

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Total revenues:
Building Materials business products and services:
Aggregates	$577,549	$515,646	$2,355,673	$2,134,927
Cement	87,277	90,272	387,830	371,233
Ready Mixed Concrete	213,346	231,566	963,770	936,037
Asphalt and paving	69,190	76,918	268,679	292,571
Less: Interproduct sales	(58,557)	(65,375)	(264,237)	(264,012)
Subtotal	888,805	849,027	3,711,715	3,470,756
Freight	59,438	53,970	244,827	224,848
Total Building Materials Business	948,243	902,997	3,956,542	3,695,604
Magnesia Specialties business:
Products and services	67,246	62,804	268,636	252,722
Freight	4,729	4,677	19,087	17,268
Total Magnesia Specialties Business	71,975	67,481	287,723	269,990
Consolidated total revenues	$1,020,218	$970,478	$4,244,265	$3,965,594

Gross profit (loss):
Building Materials business products and services:
Aggregates	$146,133	$160,637	$606,759	$599,670
Cement	28,631	29,413	126,213	117,021
Ready Mixed Concrete	7,950	21,103	74,175	91,646
Asphalt and paving	16,438	20,248	52,917	64,693
Subtotal	199,152	231,401	860,064	873,030
Freight	(173)	562	259	2,602
Total Building Materials Business	198,979	231,963	860,323	875,632
Magnesia Specialties business:
Products and services	26,151	24,625	102,905	94,050
Freight	(944)	(1,075)	(4,223)	(4,652)
Total Magnesia Specialties Business	25,207	23,550	98,682	89,398
Corporate	3,098	3,589	7,572	6,910
Consolidated gross profit	$227,284	$259,102	$966,577	$971,940

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In thousands)

	December 31,	December 31,
	2018	2017
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$44,892	$1,446,364
Accounts receivable, net	523,276	487,240
Inventories, net	663,035	600,591
Other current assets	134,613	96,965
Property, plant and equipment, net	5,157,229	3,592,813
Intangible assets, net	2,900,400	2,666,639
Other noncurrent assets	127,974	101,899
Total assets	$9,551,419	$8,992,511

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$390,042	$299,909
Other current liabilities	396,708	394,307
Long-term debt (excluding current maturities)	2,730,439	2,727,294
Other noncurrent liabilities	1,084,818	888,524
Total equity	4,949,412	4,682,477
Total liabilities and equity	$9,551,419	$8,992,511

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In thousands)
	Twelve Months Ended
	December 31,
	2018	2017
Operating activities:
Consolidated net earnings	$470,376	$713,385
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	344,033	297,162
Stock-based compensation expense	29,253	30,460
Gains on sales of assets	(39,260)	(19,366)
Deferred income taxes	85,063	(239,056)
Noncash portion of asset and portfolio rationalization charge	16,970	-
Other items, net	(8,891)	(13,437)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(10,617)	(29,329)
Inventories, net	(21,984)	(78,966)
Accounts payable	20,148	(17,874)
Other assets and liabilities, net	(179,943)	14,619
Net cash provided by operating activities	705,148	657,598

Investing activities:
Additions to property, plant and equipment	(375,954)	(410,325)
Acquisitions, net of cash acquired	(1,642,137)	(12,095)
Proceeds from divestitures and sales of assets	69,114	35,941
Investments in life insurance contracts, net	771	280
Payment of railcar construction advances	(79,351)	(43,594)
Reimbursement of railcar construction advances	79,351	43,594
Net cash used for investing activities	(1,948,206)	(386,199)

Financing activities:
Borrowings of long-term debt	1,000,000	2,408,830
Repayments of long-term debt	(910,052)	(1,065,048)
Payments of deferred acquisition consideration	(6,707)	(2,774)
Payments on capital leases	(3,486)	(3,543)
Debt issue costs	(3,892)	(2,204)
Contributions by noncontrolling interest to joint venture	-	212
Repurchases of common stock	(100,377)	(99,999)
Dividends paid	(116,436)	(108,852)
Purchase of the noncontrolling interest in the existing joint venture	(12,800)	-
Proceeds from exercise of stock options	7,201	10,110
Shares withheld for employees' income tax obligations	(11,865)	(11,805)
Net cash (used for) provided by financing activities	(158,414)	1,124,927

Net (decrease) increase in cash and cash equivalents	(1,401,472)	1,396,326
Cash and cash equivalents, beginning of period	1,446,364	50,038
Cash and cash equivalents, end of period	$44,892	$1,446,364

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2018		December 31, 2018
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Operations: (2)
Mid-America Group	1.6%	2.1%	1.5%	3.8%
Southeast Group	(3.2%)	7.4%	(1.3%)	3.0%
West Group	(1.2%)	0.5%	(1.0%)	2.0%
Total Heritage Aggregates Product Line	(0.1%)	2.3%	0.1%	3.0%
Total Aggregates Product Line (3)	11.4%	0.5%	8.3%	1.9%

	Three Months Ended		Year Ended
	December 31,		December 31,
Shipments (tons in thousands)	2018	2017	2018	2017
Heritage Operations: (2)
Mid-America Group	18,195	17,915	73,647	72,539
Southeast Group	4,695	4,849	20,161	20,429
West Group	14,912	15,094	64,099	64,730
Total Heritage Aggregates Product Line	37,802	37,858	157,907	157,698
Acquisitions	4,371	-	12,929	-
Total Aggregates Product Line (3)	42,173	37,858	170,836	157,698

(1) Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2) Heritage aggregates operations exclude acquisitions that were not included in prior-year operations for a full year.
(3) Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Shipments (in thousands)
Aggregates tons - external customers	39,750	35,201	160,259	146,818
Internal aggregates tons used in other product lines	2,423	2,657	10,577	10,880
Total aggregates tons	42,173	37,858	170,836	157,698

Cement tons - external customers	519	524	2,286	2,271
Internal cement tons used in other product lines	256	300	1,222	1,196
Total cement tons	775	824	3,508	3,467

Ready Mixed Concrete - cubic yards	1,886	2,116	8,685	8,559

Asphalt tons - external customers	272	260	1,076	1,123
Internal asphalt tons used in road paving business	437	552	1,857	2,167
Total asphalt tons	709	812	2,933	3,290

Average unit sales price by product line (including internal sales):
Aggregates (per ton):
Heritage	$13.86	$13.55	$13.86	$13.46
Acquisition	$11.49	$-	$11.79	$-
Total	$13.61	$13.55	$13.71	$13.46
Cement (per ton)	$111.00	$108.23	$109.38	$105.97
Ready Mixed Concrete (per cubic yard)	$110.55	$107.07	$108.83	$107.27
Asphalt (per ton)	$45.27	$44.42	$44.60	$43.41

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in thousands)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-12 months is a covenant under the Company's revolving credit facility and accounts receivable securitization facility.  Under the terms of these agreements, as amended, the Company's ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing-12 months cannot exceed 3.50 times as of December 31, 2018, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement, at December 31, 2018, for the trailing-12 months EBITDA. For supporting calculations, refer to the Company's website at www.martinmarietta.com.

Twelve Month Period
January 1, 2018 to
December 31, 2018
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$469,998
Add back:
Interest expense	137,069
Income tax expense	105,637
Depreciation, depletion and amortization expense	339,858
Stock-based compensation expense	29,253
Acquisition-related expenses, net	32,040
Bluegrass EBITDA - Pre-Acquisition (January 1, 2018 to April 27, 2018)	16,607
Noncash portion of asset and portfolio rationalization charge	16,970
Deduct:
Interest income	(7,027)
Consolidated EBITDA, as defined by the Company's Credit Agreement	$1,140,405

Consolidated Debt, as defined and including debt for which the Company is a co-borrower, at December 31, 2018	$3,144,071

Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement, at December 31, 2018, for the trailing-12 months EBITDA	2.76 times

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (Continued)
(Dollars in thousands)

EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow.  For further information on EBITDA, refer to the Company's website at www.martinmarietta.com.  EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Consolidated Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$239,349	$262,427	$1,052,710	$1,004,379

A Reconciliation of Net Earnings Attributable to Martin Marietta to Consolidated EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Earnings Attributable to Martin Marietta	$94,378	$377,182	$469,998	$713,342
Add back:
Interest Expense	33,542	23,449	137,069	91,487
Income Tax Expense for Controlling Interests	21,567	(213,647)	105,637	(94,401)
Depreciation, Depletion and Amortization Expense	89,862	75,443	340,006	293,951
Consolidated EBITDA	$239,349	$262,427	$1,052,710	$1,004,379

Aggregates shipments in the Southeast Group for January through April of 2018 and the year ended December 31, 2017 include the Forsyth, Georgia operation, which was divested in April 2018.

The following table presents aggregates shipment data and volume variance excluding the Forsyth, Georgia operation from the periods of Martin Marietta's ownership to provide a more comparable analysis of aggregates volume variance (tons in 000s).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Southeast Group:
Reported heritage aggregates shipments	4,695	4,849	20,161	20,429
Less: Aggregates shipments for the Forsyth, Georgia quarry during periods of Martin Marietta ownership	-	(243)	(230)	(927)
Adjusted heritage aggregates shipments	4,695	4,606	19,931	19,502

Heritage aggregates volume variance excluding shipments for the Forsyth, Georgia quarry	1.9%		2.2%

Total Heritage Business:
Reported heritage aggregates shipments	37,802	37,858	157,907	157,698
Less: Aggregates shipments for the Forsyth, Georgia quarry during periods of Martin Marietta ownership	-	(243)	(230)	(927)
Adjusted heritage aggregates shipments	37,802	37,615	157,677	156,771

Heritage aggregates volume variance excluding shipments for the Forsyth, Georgia quarry	0.5%		0.6%

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars, in thousands)

Adjusted consolidated gross profit, adjusted consolidated earnings from operations and adjusted consolidated EBITDA for the three months and year ended December 31, 2018 and 2017, exclude the impact of acquisition-related expenses, net; the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting; and the impact of the asset and portfolio rationalization charge.  Acquisition-related expenses, net, consist of acquisition and integration expenses and the nonrecurring gain on the required divestiture of a legacy Martin Marietta quarry in Georgia as part of the acquisition of Bluegrass Materials.  Adjusted consolidated gross profit, adjusted consolidated earnings from operations and adjusted EBITDA represent non-GAAP financial measures. Management presents these measures for investors and analysts to evaluate and forecast the Company's financial results, as acquisition-related expenses, net; the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting; and the asset and portfolio rationalization charge are nonrecurring.

The following reconciles consolidated gross profit in accordance with GAAP to adjusted consolidated gross profit:

	Three Months Ended December 31		Year Ended December 31
	2018	2017	2018	2017
Consolidated gross profit in accordance with GAAP	$227,284	$259,102	$966,577	$971,940
Add back:
Impact of selling acquired inventory due to the markup to fair value as part of acquisition accounting	222	-	18,738	-
Adjusted consolidated gross profit	$227,506	$259,102	$985,315	$971,940

The following reconciles consolidated earnings from operations in accordance with GAAP to adjusted consolidated earnings from operations:

	Three Months Ended December 31		Year Ended December 31
	2018	2017	2018	2017
Consolidated earnings from operations in accordance with GAAP	$147,041	$183,413	$690,737	$700,381
Add back:
Acquisition-related expenses, net	554	5,320	13,479	8,638
Impact of selling acquired inventory due to the markup to fair value as part of acquisition accounting	222	-	18,738	-
Asset and portfolio rationalization charge	11,725	-	18,838	-
Adjusted consolidated earnings from operations	$159,542	$188,733	$741,792	$709,019

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars, in thousands)

The following reconciles consolidated EBITDA to adjusted consolidated EBITDA:

	Three Months Ended December 31		Year Ended December 31
	2018	2017	2018	2017
Consolidated EBITDA	$239,349	$262,427	$1,052,710	$1,004,379
Add back:
Acquisition-related expenses, net	554	5,320	13,479	8,638
Impact of selling acquired inventory due to the markup to fair value as part of acquisition accounting	222	-	18,738	-
Asset and portfolio rationalization charge	11,725	-	18,838	-
Adjusted consolidated EBITDA	$251,850	$267,747	$1,103,765	$1,013,017

The following is a reconciliation of the GAAP measure to the midpoint of the 2019 EBITDA guidance:

Net Earnings Attributable to Martin Marietta	$570,000
Add back:
Interest Expense	135,000
Taxes on Income	150,000
Depreciation, Depletion and Amortization Expense	370,000
EBITDA	$1,225,000

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